Spark Networks(R) Reports First Quarter Financial Results

BEVERLY HILLS, CA -- (Marketwire - May 10, 2012) - Spark Networks, Inc. (NYSE Amex: LOV)

  Total revenue growth of 33%
  Christian Networks revenue growth of 161%
  Average paying subscribers increase 36% to 241,000

Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, today reported financial results for the first quarter ended March 31, 2012.

Q1 2012 Highlights

                                                Q1 2011          Q1 2012
                                            --------------   --------------
Revenue                                     $ 11.0 Million   $ 14.6 Million
Contribution Margin                                     54%              25%
Net Loss                                    $(0.2) Million   $(1.7) Million
Net Loss Per Share                          $        (0.01)  $        (0.08)

Management Commentary
"2012 is off to a strong start, as evidenced by the continued acceleration in our revenue and average paying subscriber(1) growth," said Greg Liberman, Spark Networks' President and Chief Executive Officer. "Capitalizing on the momentum we built throughout 2011, first quarter revenue and average paying subscriber growth reached new five-year highs, increasing 33% and 36% year-over-year, respectively. Driving that growth is the strength of our Christian Networks segment, which posted a 161% gain in revenue powered by a 163% increase in average paying subscribers."

"The first quarter also marks the unveiling of our new Christian Networks segment. Over 15 years ago, we entered the Jewish dating market with the establishment of JDate.com, widely recognized today as the most successful targeted online dating community ever created. And as you can see from today's numbers, we've successfully leveraged our Jewish Networks experience to build the undisputed leader in the Christian dating space, which has an addressable market we believe is at least 30x that of our Jewish Networks segment."

Q1 2012 Financial Results
Revenue for the first quarter of 2012 was $14.6 million, an increase of 33% compared to $11.0 million for the first quarter of 2011, and an increase of 13% compared to $12.9 million in the prior quarter. Growth from our Christian Networks segment drove the year-over-year and sequential gains.

Contribution(2) for the first quarter of 2012 was $3.6 million, a decrease of 39% compared to $5.9 million for the first quarter of 2011, and a 31% decrease compared to $5.2 million in the prior quarter. Our investment in Christian Networks drove the year-over-year and sequential decline in contribution, as we increased direct marketing expenses 185% and 55%, respectively, in this segment.

Total cost and expenses for the first quarter of 2012 were $17.3 million, a 56% increase compared to $11.1 million in the first quarter of 2011, and a 28% increase compared to $13.5 million in the prior quarter. The growth in Christian Networks direct marketing investment accounted for a substantial portion of both the year-over-year and sequential increases in total cost and expenses.

Net loss for the first quarter of 2012 was $1.7 million, or $0.08 per share, compared to a net loss of $184,000 or $0.01 per share, for the first quarter of 2011 and a net loss of $1.1 million or $0.05 per share for the prior quarter.

Adjusted EBITDA(3) for the first quarter of 2012 was a loss of $2.1 million, compared to $527,000 for the first quarter of 2011 and $1.0 million in the prior quarter.

Average paying subscribers for the Jewish Networks, Christian Networks and Other Networks segments in the first quarter of 2012 were 240,706, an increase of 36% compared to 177,641 for the first quarter of 2011 and a 13% increase compared to 212,398 for the prior quarter.

Segment Reporting(4)
During the first quarter of 2012, the Company changed its financial reporting to include data on two newly-defined operating segments, leaving two of the previous operating segments intact. The two new segments are Christian Networks and Other Networks. Christian Networks consists of ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au and Believe.com. Other Networks consists of Spark.com and related other General Market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The composition of our Jewish Networks and Offline and Other Businesses segments remain unchanged.

                            SPARK NETWORKS, INC.
                      SEGMENT RESULTS FROM OPERATIONS
                 (in thousands except subscriber information)

                                                                     Q1 '12
                                                                       v.
                   Q1 2011   Q2 2011   Q3 2011   Q4 2011   Q1 2012   Q1 '11
                  --------  --------  --------  --------  --------  -------

Net Revenue
Jewish Networks   $  6,899  $  6,731  $  6,724  $  6,700  $  6,580       -5%
Christian
 Networks            2,623     3,543     4,624     4,952     6,853      161%
Other Networks       1,331     1,272     1,218     1,104     1,031      -23%
Offline & Other
 Businesses            107       449       111       105        91      -15%
                  --------  --------  --------  --------  --------  -------
  Total Net
   Revenue        $ 10,960  $ 11,995  $ 12,677  $ 12,861  $ 14,555       33%

Direct Marketing
 Expenses
Jewish Networks   $    659  $    865  $    936  $    929  $    801       22%
Christian
 Networks            3,433     4,508     5,112     6,303     9,795      185%
Other Networks         918       763       432       354       312      -66%
Offline & Other
 Businesses             30       401        32        49        30        0%
                  --------  --------  --------  --------  --------  -------
  Tot. Direct
   Mktg. Expenses $  5,040  $  6,537  $  6,512  $  7,635  $ 10,938      117%

Contribution
Jewish Networks   $  6,240  $  5,866  $  5,788  $  5,771  $  5,779       -7%
Christian
 Networks             (810)     (965)     (488)   (1,351)   (2,942)     263%
Other Networks         413       509       786       750       719       74%
Offline & Other
 Businesses             77        48        79        56        61      -21%
                  --------  --------  --------  --------  --------  -------
  Total
   Contribution   $  5,920  $  5,458  $  6,165  $  5,226  $  3,617      -39%

Average Paying
 Subscribers
Jewish Networks     91,545    90,094    88,976    87,101    86,433       -6%
Christian
 Networks           47,134    62,764    81,987    93,357   124,158      163%
Other Networks      38,962    36,792    34,687    31,940    30,115      -23%
                  --------  --------  --------  --------  --------  -------
  Total Avg.
   Paying
   Subscribers(5)  177,641   189,650   205,650   212,398   240,706       36%

ARPU
Jewish Networks   $  24.62  $  24.46  $  24.71  $  25.12  $  24.99        1%
Christian
 Networks            17.87     18.08     17.64     16.44     17.35       -3%
Other Networks       11.02     10.99     11.07     10.74     10.77       -2%
                  --------  --------  --------  --------  --------  -------
  Total ARPU(6)   $  19.85  $  19.73  $  19.59  $  19.14  $  19.27       -3%

Balance Sheet, Cash, Debt
As of March 31, 2012, the Company had cash and cash equivalents of $12.5 million, a decrease of 17% compared to $15.1 million at December 31, 2011. As of March 31, 2012, the Company had no outstanding debt.

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-941-2321
International: 1-480-629-9666

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at: http://www.spark.net/investor.htm.

A replay will begin approximately three hours after completion of the call and run until May 24, 2012.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 4535328

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(2) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing. "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(3) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one- time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income (loss) recognized from non-cash assets received in connection with a legal judgment.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au and Believe.com Web sites. The Other Networks segment consists of the Company's Spark.com Web site and other properties which are primarily made up of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Total Average Paying Subscribers excludes results from the Company's HurryDate business due to its relative size.

(6) Total ARPU excludes results from the Company's HurryDate business due to its relative size. ARPU is defined as average revenue per user.

(Consolidated financial statements to follow)

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                 December 31,    March 31,
                                                 ------------  ------------
                                                     2011          2012
                                                 ------------  ------------
Assets                                                          (Unaudited)
Current assets:
  Cash and cash equivalents                      $     15,106  $     12,517
  Restricted cash                                         958         1,095
  Accounts receivable                                   1,146         1,003
  Deferred tax asset - current                             44            44
  Prepaid expenses and other                            1,164         1,129
                                                 ------------  ------------
    Total current assets                               18,418        15,788
Property and equipment, net                             2,839         3,025
Goodwill                                                8,683         8,859
Intangible assets, net                                  1,900         1,911
Deferred tax asset - non-current                        5,641         5,639
Deposits and other assets                                 455           426
                                                 ------------  ------------
      Total assets                               $     37,936  $     35,648
                                                 ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $        952  $        880
  Accrued liabilities                                   4,046         2,191
  Deferred revenue                                      5,723         6,753
  Deferred tax liability - current                        203           203
                                                 ------------  ------------
    Total current liabilities                          10,924        10,027
Deferred tax liability                                  1,219         1,293
Other liabilities non-current                           1,141         1,141
                                                 ------------  ------------
    Total liabilities                                  13,284        12,461
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of 100,000,000
 shares of Common Stock, $0.001 par value;
 issued and outstanding: 20,594,670 shares at
 December 31, 2011 and 20,596,857 shares at
 March 31, 2012:                                           21            21
  Additional paid-in-capital                           53,014        53,224
  Accumulated other comprehensive income                  672           710
  Accumulated deficit                                 (29,055)      (30,768)
                                                 ------------  ------------
  Total stockholders' equity                           24,652        23,187
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $     37,936  $     35,648
                                                 ============  ============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                                        Three Months Ended
                                                             March 31,
                                                       --------------------
                                                          2011       2012
                                                       ---------  ---------

Revenue                                                $  10,960  $  14,555

Cost and expenses:
  Cost of revenue (exclusive of depreciation shown
   separately below)                                       5,815     11,848
  Sales and marketing                                        900        973
  Customer service                                           461        613
  Technical operations                                       414        350
  Development                                                745        846
  General and administrative                               2,363      2,238
  Depreciation                                               290        403
  Amortization of intangible assets                           98         13
                                                       ---------  ---------
Total cost and expenses                                   11,086     17,284
                                                       ---------  ---------

Operating loss                                              (126)    (2,729)

Interest and other (income) expenses, net                    (57)      (127)
                                                       ---------  ---------

Loss before income taxes                                     (69)    (2,602)

Provision (benefit) for income taxes                         115       (889)
                                                       ---------  ---------

Net loss                                               $    (184) $  (1,713)
                                                       =========  =========
Net loss per share - basic and diluted                 $   (0.01) $   (0.08)
                                                       =========  =========
Weighted average shares outstanding - basic and
 diluted                                                  20,587     20,596
                                                       =========  =========

                                                            Three Months
                                                           Ended March 31,
                                                        --------------------
                Stock-Based Compensation                   2011       2012
                                                        ---------  ---------
                     (in thousands)
Cost of revenue                                         $       2  $       2
Sales and marketing                                            34         20
Technical operations                                           31         30
Development                                                    12         11
General and administrative                                    182        141

                                                           Three Months
     Reconciliation of Net Loss to Adjusted EBITDA        Ended March 31,
                                                       --------------------
                    (in thousands)                        2011       2012
                                                       ---------  ---------
Net loss                                               $    (184) $  (1,713)
Interest                                                      31         12
Taxes                                                        115       (889)
Depreciation                                                 290        403
Amortization                                                  98         13
                                                       ---------  ---------
EBITDA                                                       350     (2,174)
Stock-based compensation                                     261        204
Non-cash currency translation adjustments                    (84)      (125)
                                                       ---------  ---------
Adjusted EBITDA                                        $     527  $  (2,095)
                                                       =========  =========

For More Information
Investors:
Addo Communications
Laura Foster
Kimberly Esterkin
lauraf@addocommunications.com
kimberlye@addocommunications.com
310-829-5400